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                                                                       EXHIBIT 5


                [LETTERHEAD OF NORWEST CORPORATION LAW DIVISION]




October 10, 1997


Board of Directors
Norwest Corporation
Norwest Center
Sixth and Marquette
Minneapolis, Minnesota  55479-1000

Ladies and Gentlemen:

     In connection with the proposed registration under the Securities Act of 1933, as amended, of up to 3,291,380 shares of common stock, par value $1-2/3 per share of Norwest Corporation, a Delaware corporation (the "Corporation") (the "Common Stock") (as adjusted to reflect a two-for-one stock split of the Common Stock of the Corporation in the form of a 100% Stock dividend paid on October 10, 1997, to stockholders of record on October 2, 1997) (the "Shares"), which are proposed to be issued by the Corporation in connection with the merger (the "Merger") of a wholly-owned subsidiary of the Corporation with First Valley Bank Group, Inc., a Texas corporation, I have examined such corporate records and other documents, including the Registration Statement on Form S-4 relating to the Shares, and have reviewed such matters of law as I have deemed necessary for this opinion, and I advise you that in my opinion:

     1. The Corporation is a corporation duly organized and existing under the laws of the State of Delaware.

     2. All necessary corporate action on the part of the Corporation has been taken to authorize the issuance of the Shares in connection with the Merger, and, when issued as described in the Registration Statement, the Shares will be legally and validly issued, fully paid and nonassessable.

     I consent to the filing of this opinion as an exhibit to the Registration Statement.

                                     Very truly yours,



                                     /s/ Stanley S. Stroup
                                         Executive Vice President and
                                           General Counsel